Exhibit 18.0

August 6, 2012

Grand Canyon Education, Inc.

Phoenix, Arizona

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Grand Canyon Education, Inc. (the “University”) for the three and six month periods ended June 30, 2012, and have read the University’s statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the University changed its method of accounting for the presentation of changes in restricted cash related to financial aid program funds from cash flows from investing activities to cash flows from operating activities on the condensed consolidated statements of cash flows and states that the newly adopted accounting principle is preferable in the circumstances because the restricted funds are a core activity of the University’s operations and presenting both changes in the restricted cash asset and the student deposit liability within operating activities provides better transparency to sources and uses of cash from operations. In accordance with your request, we have reviewed and discussed with University officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the University as of any date or for any period, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the University’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the University’s circumstances.

Very truly yours,

/s/ KPMG LLP